                                                                    EXHIBIT 99.4

                                            Global Sports Contact:
                                            Dana Stein Grosser
                                            Director of Corporate Communications
                                            (610) 491-7000
                                            grosserd@globalsports.com
                                            -------------------------

                                            QVC Contact:
                                            Ellen Rubin
                                            Vice President, Public Relations
                                            (610) 701-1647
                                            erubin@qvc.com
                                            --------------


FOR IMMEDIATE RELEASE
---------------------

COMCAST CORPORATION AND QVC, INC. TO INVEST $40.8 MILLION IN GLOBAL SPORTS FOR
                             19% STAKE IN COMPANY

 COMCAST AND QVC ALSO PURCHASE WARRANTS TO ACQUIRE ADDITIONAL STAKE IN GLOBAL
                                    SPORTS

GLOBAL SPORTS SELECTED TO DEVELOP AND OPERATE NEW SPORTING GOODS STORE ON IQVC

PHILADELPHIA, PENNSYLVANIA, WEST CHESTER, PENNSYLVANIA, and KING OF PRUSSIA, PENNSYLVANIA, September 13, 2000 - GLOBAL SPORTS, INC. (NASDAQ: GSPT) announced today that Comcast Corporation (NASDAQ: CMCSK and CMCSA) and QVC, Inc., through a joint venture company, have agreed to acquire from Global Sports 5.0 million common shares of Global Sports stock at $8.15 per share in cash . This $40.8 million investment will give the companies a combined ownership interest in Global Sports of approximately 19% of the currently outstanding common shares. In addition, the Comcast and QVC venture has agreed to purchase, for $562,000 in cash, warrants to purchase an additional 4.5 million shares of Global Sports common stock, at prices ranging from $8.15 to $10.00 per share. Assuming full exercise of all of the warrants by the Comcast and QVC venture, the aggregate investment in Global Sports would be $82.1 million representing a total ownership of approximately 26% on a fully diluted basis. The transaction is expected to be completed in October following expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the satisfaction of certain customary conditions.

Global Sports also announced today that it has entered into a letter of intent with iQVC, the e-commerce division of QVC, to develop and operate the sporting goods store for iQVC. This will represent Global Sports' seventh new alliance in 2000 and 13th alliance since inception. The new iQVC sports store is expected to launch in time for the upcoming Holiday season and will include a broad selection of merchandise from approximately 1,000 leading sporting goods brands.

Commenting on the multiple deals, Doug Briggs, President of QVC, Inc., said, "Our impending relationship with Global Sports is a synergistic homerun. QVC's 14-year track record in electronic commerce combined with Global Sports' presence in the sports merchandising category, makes a real winning team."

Michael G. Rubin, Chairman and CEO of Global Sports, commented, "These deals, which add important new strategic investors, raise substantial additional capital, and secure an alliance to power the sporting goods store for one of the premier general merchandise e-merchants, clearly take our company to the next level. The strategic significance of these transactions is enormous. As a leading e-commerce company, QVC's knowledge, experience, and infrastructure in critical functions, such as customer care, fulfillment, and logistics, both in the United States and abroad, are renowned. Moreover, as a media powerhouse, with particularly strong ties in sports programming and entertainment, Comcast provides the opportunity for tremendous benefit as e-commerce increasingly evolves with the popularization of broadband and digital television services. With over $40 million in new cash, combined with our existing strong capital position, we believe that we have more than enough cash to reach profitability."

Mr. Rubin continued, "We are also extremely excited to develop and operate the sports store for iQVC, clearly one of the leading general merchandise e-tailers. Furthermore, with the power of the overall QVC business, which generates more than $3.0 billion in annual revenues, we are excited about the potential of this new alliance."

About Comcast Corporation

Comcast Corporation (www.comcast.com) is principally involved in the
                     ---------------
development, management and operation of broadband cable networks, and in the provision of electronic commerce and programming content. Comcast Cable is the third largest cable company in the United States and, incorporating pending cable transactions, will serve more than 8.2 million subscribers. Comcast's commerce and content businesses include majority ownership of QVC, Comcast-Spectacor, Comcast SportsNet, and The Golf Channel, a controlling interest in E! Networks, and other programming investments.

About QVC, Inc.iQVC, the Internet's #1 General Merchandise retailer (August 2000 Forrester PowerRankings), is the online retailing division of QVC, Inc. QVC, Inc., a $3.3 billion company, is an e-commerce leader, marketing a wide variety of brand name products in such categories as home furnishing, licensed products, fashion, beauty, electronics and fine jewelry. QVC reaches over 75 million homes in the United States. Other divisions/subsidiaries include Q Direct, QVC Publishing, Q Records, QVC Local, QVC ProductWorks and Pioneer Studios. The QVC Studio Tour is located at the company's world headquarters in West Chester, PA.

About Global Sports

Global Sports, Inc. (NASDAQ:GSPT) (www.globalsports.com) is a leading developer and operator of e-commerce sporting goods businesses. Global Sports develops and operates the e-commerce sporting goods businesses of specialty retailers, general merchandisers, Internet companies, and media companies under exclusive long-term agreements. The Company operates the e-commerce sporting goods businesses of www.bluelight.com -- the exclusive e-commerce partner for Kmart, www.broadbandsports.com and www.athletesdirect.com, www.buy.com, www.dunhamssports.com, store.foxsports.com, www.mcsports.com, www.oshmans.com, www.qvc.com, www.sportchalet.com, www.sportsrus.com, www.theathletesfoot.com, www.thesportsauthority.com, and store.webmd.com.

Statements about Global Sports' outlook and all other statements in this release other than historical facts are forward-looking statements. Since these statements involve risks and uncertainties, they are subject to change at any time and Global Sports' actual results may differ materially from expected results. Many Global Sports' forward-looking statements are based upon certain assumptions, and there are inherent difficulties in predicting certain important factors that could impact these assumptions. These factors, as and when applicable, are discussed in Global Sports' filings with the SEC.
                                     # # #